Exhibit 21.1

SUBSIDIARIES OF THE COMPANY.

(as of December 31, 2018)

PMI Operating Company, Ltd., a Texas limited partnership

PMI Investment, LLC, a Delaware limited liability corporation

Pump – PMI LLC, a Texas limited liability corporation

DXP Canada Enterprises, Ltd., a British Columbia Corporation

HSE Integrated, Ltd, an Alberta Corporation

Industrial Paramedic Services, Ltd., an Alberta Corporation

DXP Holdings, Inc., a Texas corporation

National Process Equipment, Inc., an Alberta Corporation

Best Equipment Service and Sales Company, LLC, a Delaware limited liability corporation

Integrated Flow Solutions, LLC, a Delaware limited liability corporation

B27, LLC, a Delaware limited liability corporation

Best Holdings, LLC, a Delaware limited liability corporation

Application Specialties, Inc., a Washington corporation